Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Cypress Semiconductor Corporation of our report dated February 13, 2015 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Cypress Semiconductor Corporation, which appears in Cypress Semiconductor Corporation’s Annual Report on Form 10-K for the year ended December 28, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California
March 26, 2015